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                                                                     Exhibit 8.1

                      [Letterhead of Cahill Gordon & Reindel]


                               February 4, 1998

                                                            (212) 701-3000


Corporate Office Properties Trust, Inc.
One Logan Square, Suite 1105
Philadelphia, PA  19103

Ladies and Gentlemen:

   We have acted as special tax counsel to Corporate Office Properties Trust, Inc., a Minnesota corporation (the "Company"), and Corporate Office Properties Trust, a Maryland real estate investment trust ("Trust"), in connection with the Proxy Statement/Prospectus filed by them with the Securities and Exchange Commission on February 5, 1998 (the "Proxy Statement/Prospectus").* We have been asked to provide our opinion as to certain federal income tax matters arising under the Internal Revenue Code of 1986, as amended (the "Code"), relating to the Company's and the Trust's qualification for taxation as a real estate investment trust (a "REIT") for federal income tax purposes.

* Capitalized terms used in this letter that are not otherwise defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus. References to the Company shall include the Trust following the Mergers.

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   The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations thereunder and interpretations of the foregoing as expressed in court decisions and administrative determinations as of the date hereof (or, where applicable, as in effect during earlier periods in question). These provisions and interpretations are subject to changes that might result in modifications of our opinions.

   For purposes of rendering the opinions contained in this letter, we have reviewed the Proxy Statement/Prospectus and such other documents, law and facts as we have deemed necessary. In our review, we have assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the authenticity of the originals of any copies.

   These opinions also are premised on certain written representations made by the Company in a certificate dated the date hereof (the "Certificate"), the assumptions identified herein and the assumptions and representations described in the Proxy Statement/Prospectus under the heading "Federal Income Tax Considerations" (the "Tax Section"). For purposes of our opinions, we have not made an independent investigation of the matters relating to such assumptions or representations. We have relied on the representation in the Certificate that the information contained in the Certificate and the Proxy Statement/Prospectus, or otherwise furnished to us, accurately describes all material facts relevant to our opinions.

   Based upon and subject to the foregoing, we are of the opinion that, for federal income tax purposes, (a) the Company has properly elected and otherwise qualified to be taxed as a REIT for the taxable years commencing on and after January 1, 1992, and ending prior to January 1, 1998, and (b) the proposed method of operation as described in the Proxy Statement/Prospectus and as represented by the Company will enable the Company to continue to satisfy the requirements for such qualification for subsequent taxable years.
 We refer, however, to the discussion in the Proxy Statement/Prospectus under the heading "Federal Income Tax Considerations" regarding the possible impact of the Company's failure to make certain demands of information from its shareholders, as required by Treasury Regulations.

   We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the Internal Revenue Service (the "IRS") and the IRS may disagree with our opinions. Although we believe that our opinions would be sustained if challenged, there can be no assurance that this will be

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the case. Our opinions are based upon the law as it currently exists.
Consequently, future changes in the law may cause the federal income tax treatment of the matters referred to herein and in the Tax Section to be materially and adversely different from that described above and in the Tax Section. In addition, any variation in the facts from those set forth in the Proxy Statement/Prospectus, the representations contained in the Certificate or otherwise provided to us may affect the conclusions stated in our opinions. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, for each taxable year, various tests imposed under the Code. These include, among others, tests relating to asset composition, operating results, distribution levels and diversity of stock ownership. We will not review (and have not reviewed) the Company's compliance with these tests. Accordingly, no assurance can be given that the actual results of the Company's operations for any taxable year will satisfy (or has satisfied) the requirements for the Company to maintain its qualification as a REIT.

   We hereby consent to the reference to our firm in the Proxy Statement/Prospectus under the caption "Federal Income Tax Considerations" and to the inclusion of this opinion as an exhibit to the Registration Statement of which the Proxy Statement/Prospectus forms a part. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act of 1933, as amended, as in consenting to such reference we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,


                                             /s/ Cahill Gordon & Reindel
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